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                                                                    Exhibit 99.1


                                LICENSE AGREEMENT

         This agreement made and entered into this 31st day of July, 1997 by and between Steven C. Amendola (hereinafter referred to as "Amendola"), and National Patent Development Corporation, a Delaware corporation (hereinafter referred to as "NPDC").

         WHEREAS, Amendola represents and warrants that he has conceived, researched and developed a device for electrical energy storage and chemical synthesis known as "Electroconversion cell" (hereinafter referred to as the "Invention");

         WHEREAS, NPDC desires to develop, advance, market, promote, commercialize, utilize and otherwise capitalize on the Invention;

         NOW, THEREFORE, in consideration of the mutual promises, covenants, undertakings and conditions set forth herein, the parties agree as follows:

                             ARTICLE 1: DEFINITIONS

         1.1 Agreement Field as used herein, shall mean the Invention and all applications of the chemistry which the Invention is capable of carrying out. More precisely the body of knowledge disclosed to NPDC and (i) in a patent application filed with the United States Patent Office by Fish and Richardson P.C. on December 28, 1995 and assigned the Serial number 08/579781, and (ii) in a patent application filed worldwide by Fish and Richardson P.C. on December 26, 1996 (collectively, the "Patents").

         It is understood that the Agreement Field does not include other Inventions that Amendola owns or otherwise controls that are not electrochemical in nature.

         It is further understood that this Agreement incorporates and supercedes all other agreements signed by Amendola and any other third party with respect to the Invention, the Patents and the Agreement Field.

         1.2 Trade Secrets and Valuable know-how (hereinafter "Trade Secrets") as used herein shall mean all Patents, Patent rights, patents pending, patent applications, and future patent applications, including all Improvements (as heretofore defined) relating thereto, all technical knowledge and data, unpatented Inventions manufacturing procedures, secret processing formulas, manufacturing secrets, methods, operating techniques, engineering information, drawings, plans, specifications and any other proprietary information owned or controlled by Amendola relating to the Agreement Field.

         1.3 Licensed Products, as used herein, shall mean any products produced using Trade Secrets.

         1.4 Improvements, as used herein, shall mean any patentable or unpatentable Invention or development relating to the Agreement Field owned or controlled by Amendola or NPDC.
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         1.5 Amendola's patent rights, as used herein, shall mean any patents and/or patent applications, and future patent applications covering Inventions within the Agreement Field that are owned, licensed and sublicensed to or otherwise controlled by Amendola.

         1.6 Licensed Territory as used herein shall mean the United States and all foreign countries.

                          ARTICLE 2: GRANT OF LICENSE

         2.1 Amendola hereby grants to NPDC for the term of this Agreement, a perpetual worldwide exclusive license to use the Invention to make, use and sell Licensed Products within the Licensed Territory.

         2.2 Amendola and NPDC agree that said license shall be in effect for the term of the Agreement regardless of whether or not any patent is issued relating to the Trade Secrets relating to the Agreement Field.

         2.3 Amendola further agrees to assign a of his U.S. and foreign applications and patents in the Agreement Field to NPDC.

         2.4 The consideration for Amendola's agreement to grant NPDC this license is listed in Appendix A to this Agreement.

         2.5 NPDC is granted a right of first refusal to acquire any unrelated Inventions owned, controlled or to be conceived in the future by Amendola that are outside of the Agreement.

         2.6 NPDC agrees to make all reasonable efforts, subject to prudent business judgment, to commercialize the Invention and to pay all reasonable expenses associated with exercising its rights under this Agreement, including reasonable expenses for all patent proceedings.

                               ARTICLE 3: SECRECY

         3.1 Amendola shall disclose to NPDC all Trade Secrets possessed by Amendola relating to the Agreement Field. All disclosures by Amendola to NPDC shall be treated as confidential and governed by the terms of this Agreement.

         3.2 The foregoing provisions of Article 3, however, shall not apply to any information (a which is now public knowledge; or (b) which is provided to NPDC, or its affiliates, officers, employees, agents or other representatives without restrictions by an independent third party; or (c) which is already in NPDC's or its affiliates' or representatives' possession at the time of this Agreement.



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                    ARTICLE 4: REPRESENTATIONS AND WARRANTS

         4.1 Amendola represents and warrants that the Invention, the Patent Rights and Trade Secrets in the Agreement Field are valid and free from infringement and are free and clear from any claims and encumbrances of any kind whatsoever.

         4.2 Amendola represents and warrants that he will not nuke any other agreements (oral or written) which violate the exclusive rights granted to NPDC herein.

         4.3 Amendola represents and warrants that he has the right to enter into this Agreement and does not require the consent of any third party or governmental agency to do so.

         4.4 Amendola represents and warrants that there is no action or proceeding pending, and there is no basis for or threat of any such action or proceeding, that would materially adversely affect the rights of NPDC and this Agreement.

                           ARTICLE 5: INDEMNIFICATION

         5.1 Amendola agrees to defend, indemnify, and hold harmless NPDC and its affiliates against a damages, liabilities, and expenses, including reasonable attorney's fees arising from actual or alleged:

                  (i) infringement of any presently existing United States patent, trademark, copyright, or other right, misappropriation of Trade Secrets, or breach of confidential relationship, with respect to the Invention supplied under this Agreement, its method of manufacture, or its use in the Agreement Field as contemplated in this Agreement,

                  (ii) dispute as to Amendola's right of title in the United States to the Invention or to the technology associated with the preparation, its manufacture, or use in the Agreement Field,

                  (iii) defects (whether latent or patent) in the Licensed Product provided by Amendola during the term of this Agreement.

                  (iv) breach by Amendola of a representation, warranty, covenant, or agreement contained in this Agreement.

                        ARTICLE 6: TERM AND EXCLUSIVITY

         6.1 All parties agree that the effect of this Agreement and the license rights granted hereunder shag not be limited either in scope or in time but shall exist in perpetuity.

         6.2 This is the sole and exclusive license on the Trade Secrets and Invention and Amendola will not issue any other licenses; or sublicenses covering the Agreement Field.



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         6.3 NYDC may terminate the License Agreement in writing and reassign the patents to Amendola at any time. In such event, NPDC may then terminate the Employment Agreement without penalty to Amendola.

                               ARTICLE 7: GENERAL

         7.1 Amendola agrees that due to the value of the Invention, NPDC may continue to use the Invention under the terms of this Agreement in the event of Amendola's death, with the monetary benefits provided for herein continuing thereafter to Amendola's estate, heirs and assigns.

         7.2 This Agreement shall be governed by the laws of the State of New York.

         7.3 The invalidity of any provisions or obligation assumed herein or the contravention of any law, rule or regulation shall not relieve the parties of any obligations assumed under other provisions of this Agreement.

         7.4 The essence of this Agreement shall be one of mutual cooperation, exchange of ideas, technologies, techniques and marketing of the Invention to the benefit of both parties.

         By their signatures below, the principals hereby guarantee the performance of this contract on this ___ day of July, 1997.

         IN WITNESS WHEREOF, the parties hereto have executed the Agreement and it shall be binding upon the respective parties hereto, their heirs, administrators, successors and assigns.

                                           NATIONAL PATENT DEVELOPMENT
                                           CORPORATION

                                           By: /s/ Jerome I. Feldman
                                              ----------------------------------
                                                   Jerome I. Feldman, President


                                           By: /s/ Steven C. Amendola
                                              ----------------------------------
                                                   Steven C. Amendola


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                                   APPENDIX A

         Pursuant to paragraph 2.4 of attached License Agreement, the following are the financial terms and conditions of the licenses:

         A. Where NPDC and/or a company, owned 50.1% by NPDC, is the principal, the following royalties will be paid on an annual basis by NPDC to Amendola from royalty payments received from a license or licenses.

         1.       Royalty of 5% of first $20 million sales ($1 million royalty)

         2. Royalty of 4% of second $30 million sales ($1.2 million royalty)

         3. Royalty of 2-1/2% of second $50 million sales ($1.25 million royalty)

         4.       Royalty of 1% thereafter annually (over $100 million sales)

                                     AND/OR

         B. 20% of all moneys that NPDC received from third parties in form of royalties or other payments are to be paid to Amendola annually.

         C. NPDC agrees to make a $100,000 payment to Amendola upon the execution of the License Agreement.